EXHIBIT 99.1

4/2/2024

Michael Stebbins

m.stebbins@trutankless.com

602-502-9519

Board of Directors

Trutankless, Inc

15900 North 78th Street, Suite 200

Scottsdale, AZ 85260

Dear Board of Directors,

I am writing to formally resign from my positions as Chief Executive Officer, President and Director of Trutankless, Inc effective immediately. After careful consideration, I have made the decision to step down from the board.

I have thoroughly enjoyed serving and collaborating for the continued success of Trutankless. I have full commitment to transition and overcome challenges that may arise and drive the company towards further achievements.

Please consider this resignation letter as my formal notice in accordance with the provisions outlined in the company's bylaws and any relevant governance documents. I will ensure a smooth transition by working closely with the company and providing any necessary assistance during this period.

I would like to express my desire to the board, shareholders, and employees of Trutankless to support outside the boardroom with a technical role or one that may need to be filled based on my experience with the existing business development efforts.

If there are any further actions or paperwork required to complete the resignation process, I will continue to be available for such requirements, if and when, they should arise.

I am confident and highly recommend Guy Newman to help ensure the continued success of Trutankless should the company see fit to solicit his services to fill the vacant roles of CEO, President and Director.

Sincerely,

/s/ Michael Stebbins

Michael Stebbins